Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333– 163686 and 333–140205 on Form S–8 and in Registration Statement No. 333–146428 on Form S–3 of EV Energy Partners, L.P. of our report dated March 16, 2010, relating to the consolidated financial statements of EV Energy Partners, L.P. (which report expresses an unqualified opinion, and includes an explanatory paragraph relating to accounting changes during 2009 for (1) oil and natural gas reserves and disclosures and (2) business combinations) and the effectiveness of EV Energy Partners L.P.’s internal control over financial reporting, appearing in this Annual Report on Form 10–K of EV Energy Partners, L.P. for the year ended December 31, 2009.

/s/DELOITTE & TOUCHE LLP
Houston, Texas
March 16, 2010